Immediate Release

                                        Contact
                                        Mary Brevard
                                        Director, Investor Relations
                                        & Communications
                                        Phone:  312/322-8683


                    STRONG YEAR-END FOR BORG-WARNER AUTOMOTIVE;
                             FOURTH QUARTER EPS UP 18%

Chicago, Illinois, February 8, 1999 -- Borg-Warner Automotive, Inc. (NYSE: BWA) today reported that 1998 fourth quarter earnings per share were up 18% to $1.35 per share. Strong performance in the company's engine-related systems business drove full-year results, with strength across all operations during the fourth quarter. Economic conditions in Asia and the General Motors strike reduced full-year results.

Financial Results: For the 1998 fourth quarter, net income was $31.8 million or $1.35 per share compared with $27.2 million, or $1.14 per share in 1997. Sales for the quarter rose to $489 million from $467 million in 1997.

Full-year 1998 net income was $94.7 million or $4.00 per share, compared with $103.2 million or $4.31 per share. Sales for 1998 totaled $1.84 billion compared with $1.77 billion in 1997. Results for 1998 were reduced by approximately $.90 per share due to Asia and the General Motors strike.

Comments and Outlook: "We expected to make a comeback in the second half of 1998 and we did," said John F. Fiedler, chairman and chief executive officer of Borg-Warner Automotive. "Our fourth quarter performance was especially gratifying because we delivered on investor expectations and reaffirmed the value of our long-range strategy following a disappointing first half of the year."

"Going into 1999, we expect to see continued strength in our markets. For BWA, changing engine technologies have replaced four-wheel drive as our near-term growth catalyst. These changes are creating demand for our timing systems, turbochargers and air management systems and components throughout the world. Our presence in Europe, which doubled in 1998 to 17% of combined worldwide sales, is especially important, because that is where much of the technology change is occurring."

Operating Results: For the fourth quarter, revenue at Morse TEC rose 19% to $100.6 million. The group experienced continued strong demand in North America and Europe for its engine components and systems. The launch of new engine timing systems for Chrysler and the growth of direct injected diesel engines which require timing systems are expected to drive continued growth.

- More -
Borg-Warner Automotive 1998 and Fourth Quarter Results - 2

Powertrain Systems' sales of $139.1 million were 11% below last year's strong fourth quarter results. During the quarter, four wheel-drive transfer case shipments for the Ford F-150 truck were down from the prior-year quarter, but installation rates continued the improvement begun in the third quarter of 1998. Four-wheel-drive transfer case shipments to Korea during the fourth quarter also showed improvement over the third quarter.

Automatic Transmission Systems' sales for the fourth quarter were up 2% to $107.2 million, excluding sold product lines. Strong European demand and robust sales to General Motors offset the impact of the Asian market, although some improvement in Korea from the 1998 third to the fourth quarter was evident.

Sales for Air/Fluid Systems were up 8% to $89.2 million, due to Chrysler engine and transmission programs. Transmission solenoid content on the new Chrysler transmission, and increased demand for air induction modules for Chrysler LH vehicles and other air management products both in North America and Europe are expected to fuel future improvement.

Sales from the European turbocharger business were $53.1 million. During the fourth quarter, Borg-Warner Automotive announced that it purchased the turbocharger business of AG Kuhnle, Kopp & Kausch, and that it had signed a definitive agreement to acquire Kuhlman Corporation, a major US supplier of turbochargers. This acquisition is anticipated to close in early March, pending a vote of Kuhlman Corporation shareholders. Turbocharged engines are becoming increasingly popular in Europe because of high fuel prices and increasing stringent air quality regulations. In the US, turbocharged engines are an emerging solution to improve fuel performance for sport-utility vehicles and light trucks.

Chicago-based Borg-Warner Automotive, Inc. is a product leader in highly engineered components and systems for automotive drivetrain applications worldwide. The company operates manufacturing facilities in 12 countries serving automakers in North America, Europe and Asia.

####
Statements contained in this news release may contain forward-looking statements as contemplated by the 1995 Private Securities Litigation Reform Act that are based on management's current expectations, estimates and projections. Words such as "expects," "anticipates," "intends," "plans," "believes," "estimates," variations of such words and similar expressions are intended to identify such forward-looking statements. Forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ materially from those projected or implied in the forward-looking statements. Such risks and uncertainties include: fluctuations in domestic or foreign automotive production, the continued use of outside suppliers by original equipment manufacturers, fluctuations in demand for vehicles containing the Company's products, general economic conditions, as well as other risks detailed in the Company's filings with the Securities and Exchange Commission, including the Cautionary Statements filed as Exhibit 99.1 to the Form 10-K for the fiscal year ended December 31, 1997.

Note: Borg-Warner Automotive press releases are available on the Internet at http://www.bwauto.com or via Company News On-Call:http://www.prnewswire.com, or via fax, 800-758-5804, ext. 120941.

Borg-Warner Automotive, Inc.
Consolidated Statement of Operations (Unaudited)
------------------------------------------------------------------------------
(millions of dollars, except per share data)
                              Three               Twelve
                              Months Ended        Months Ended
                              December 31,        December 31,
                              1998 1997           1998      1997
------------------------------------------------------------------------------
Net sales                     $489.2    $467.0    $1,836.8     $1,767.0
Cost of Sales                  385.2    359.1       1,450.7     1,375.4
Depreciation                    17.3    18.9           74.8       70.4
Selling, general and admini-
  strative expenses             29.3    36.5          135.1     132.0
Minority interest               (0.3)   1.4             2.1       3.2
Goodwill amortization            4.1    4.3            16.8      16.7
Equity in affiliate earnings and
  other income                  (1.4)   (1.5)          (10.3)    (13.2)
-------------------------------------------------------------------------------
Earnings before interest expense,
 finance charges and taxes       55.0   48.3           167.6     182.5
Interest expense and
  finance charges                6.3    5.6            26.9      24.6
Provision for income taxes       16.9   15.5           46.0      54.7
-------------------------------------------------------------------------------
Net earnings                  $31.8     $27.2          $94.7     $103.2
                              =================================================
Net earnings per share-basic  $1.35     $1.14          $4.03     $4.35
                              =================================================
Net earnings per share
  -diluted                    $1.35     $1.14          $4.00     $4.31
                              ==================================================
Average shares outstanding
  -basic (in millions)        23.5      23.7           23.5      23.7
                              ==================================================
Average shares outstanding -
 diluted (in millions)        23.7      23.9           23.7      23.9
                              ==================================================
Borg-Warner Automotive, Inc.
Sales by Operating Group (Unaudited)
-------------------------------------------------------------------------------
(millions of dollars)         Fourth    Fourth    %    Twelve    Twelve    %
                              Quarter   Quarter Change Months    Months  Change
                              1998      1997           1998      1997
--------------------------------------------------------------------------------
Powertrain Systems            $139.1    $156.4  -11.1% $518.8    $613.6 -15.4%

Automatic Transmission Systems 107.2    105.1     2.0%  402.6    418.1    -3.7%

Morse TEC                      100.6    84.8      18.6% 353.3    324.1     9.0%

Air/Fluid Systems              89.2     82.9      7.6%  351.4    342.4     2.6%

AG Kuhnle, Kopp & Kausch       53.1     24.8      N/A   182.9    24.8      N/A

Businesses Sold               10.6      27.4      N/A   73.5     101.4     N/A
--------------------------------------------------------------------------------
 Subtotal                    499.8     481.4     3.8% 1,882.5   1,824.4   3.2%
 Eliminations               (10.6)    (14.4)   -26.4% (45.7)    (57.4)   -20.4%
--------------------------------------------------------------------------------
Total                       $489.2    $467.0    4.8% $1,836.8  $1,767.0  4.0%
                            =================================================